Exhibit 3.27

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 06/12/2007
FILED 04:48 PM 06/12/2007
SRV 070700819 - 4369403 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•                  First: The name of the limited liability company is Buckeye Check Cashing of Texas, LLC

•                  Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd. Suite 400 in the City of Wilmington. The name of its Registered agent at such address is Corporation Service Company

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is            .”)

•                  Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 12th day of June, 2007.

By:	/s/ William E. Saunders
Authorized Person(s)

Name:	William E. Saunders
Typed or Printed